Exhibit 10.1

INVENSENSE, INC. 2011 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Grant of RSUs. InvenSense, Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”), the restricted stock units (“RSUs”) in that Total Number of Shares of Common Stock subject to the RSUs (the “Shares”) set forth in the Notice, subject to the terms and provisions of the Notice, this Restricted Stock Unit Award Agreement (the “RSU Agreement”) and the Company’s 2011 Stock Incentive Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this RSU Agreement.

2. Payment for RSUs. No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Continuous Service rendered by you.

3. Vesting. The RSUs that you are receiving will vest in installments, as shown in the Notice. No additional RSUs vest after your Continuous Service as an Employee or a Consultant has terminated for any reason. For purposes of this stock unit, Continuous Service shall terminate if and when you cease to provide Continuous Service, notwithstanding that you may be subject to a period of notice or garden leave protection that arises under statute, contract or at common law in the jurisdiction in which you reside or under the terms of an employment agreement, if any. The Administrator determines when your Continuous Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

4. Forfeiture. If your Continuous Service terminates for any reason, your Award expires immediately as to the number of RSUs that have not vested before the termination date and do not vest as a result of termination. This means that the unvested RSUs will immediately be cancelled. You receive no payment for RSUs that are forfeited.

5. Leaves of Absence. For purposes of this Award, your Continuous Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Continuous Service is required by the terms of the leave. But your Continuous Service will terminate when the approved leave ends, unless you immediately return to work. If you go on a leave of absence, the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

6. Nature of RSUs. Your RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company. Your RSUs carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

7. RSUs Nontransferable. You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

8. Settlement of RSUs. Each of your vested RSUs will be settled when it vests. At the time of settlement, you will receive one Share for each vested Restricted Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Administrator will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation concerning Share issuance. Further, the Shares are issued to you subject to the condition that all Tax-Related Items (as defined in the Responsibility for Taxes Section below) are paid.

9. Adjustments. In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of RSUs covered by this Award shall be adjusted pursuant to the Plan.

10. Responsibility for Taxes. You acknowledge that, regardless of any action taken by the Company or, if different, the Related Entity retaining you, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Related Entity. You further acknowledge that the Company and/or the Related Entity (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Unit, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Related Entity may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Related Entity to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Related Entity, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from your wages or other cash compensation paid to you by the Company and/or the Related Entity;

(b) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without further consent; or

(c) withholding in Shares to be issued upon settlement of the RSUs.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Related Entity any amount of Tax-Related Items that it may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items. Notwithstanding the above, if you are classified as an Officer, you shall be restricted to alternative (3) above for purposes of satisfying all Tax-Related Items, unless this withholding method is not permissible under the applicable laws of the country in which you reside, or the Company has authorized an alternative method for the relative taxable event.

11. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Company, the Related Entity retaining your Continuous Services or any other Related Entities for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and the Related Entity retaining your Continuous Services may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). You understand that Data will be transferred to the stock plan service provider selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan.

You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Service relationship and career with the Related Entity will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12. Restrictions on Resale. You agree not to sell any Shares at a time when applicable securities laws, the Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your active Continuous Service continues and for such period of time after the termination of your active Continuous Service as the Company may specify. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

13. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this RSU Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

14. Venue and Waiver of Jury Trial. The Company and the Grantee agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this RSU Agreement shall be brought in the United States District Court for the Central District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 14 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

15. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

END OF AGREEMENT